4C Controls, Hydra Trading and Baynuna Aviation Service  to build the First High Resolution Satellite Space Center in Abu Dhabi

•	Space Centre is envisaged to be the first ever facility of its kind in the Middle East, North Africa (MENA) region and Asia
•	Will utilize exclusively the COSMO-SkyMed and other satellite constellation to provide regional customers satellite images
•	Includes a direct receiving station (DRS) that will collect and distribute in real-time high resolution SAR and optical satellite data acquired in its visibility range
•	Will create a new generation of skilled space engineers and technicians specializing in one of the world’s most advanced satellite technologies.

Abu Dhabi, February 24th, 2009: Abu Dhabi will soon feature on the ‘space map’ of the world with the setting up of the 4C GEOC  Gulf Earth Observation Centre, the first space centre of its kind in the Middle East and North Africa (MENA) region, to receive, analyze and utilize data from satellites orbiting the earth.

The 4C GEOC will be developed in a collaborative venture between US public company 4C Controls Inc., and Abu Dhabi based Hydra Trading LLC.  The Space Centre will cover a surface area of approximately 10,000 square meters.  The facility will host an earth observation satellite data Direct Receiving Station

(DRS) and offer university level courses in space engineering held in cooperation with POLITECNICO DI TORINO, one of Europe’s most distinguished science and technology institutes.

Says Major General Khalid Abdulla Mubarak Al Buainnain, Executive Vice President Middle East Military and Defence Projects, 4C Controls Inc.: “We believe that having 4C’s Gulf Earth Observation Centre located in Abu Dhabi will uniquely provide our region an access to a key technology, secure and timely data acquisition, processing, analysis and distribution, which was not available to our regional customers.”

The Space Centre will be a dual use facility and be focused on defense applications, civilian security and surveillance, emergency risk management, maritime management, environmental protection, geology, forestry and hydrology, cartography and planning.

Commenting on the venture Dr Mohamad Zahran, Director General Hydra Trading said: “We are pleased to announce the proposed space centre in Abu Dhabi. The establishment of the state-of –the-art centre which is envisaged to be the only facility of its kind in the MENA region will usher in a new era in the space history of the UAE. The centre will be a major step towards further development of space research and technology in the region, especially as we also intend to create a talent pool specialized in the most advanced space technologies. For this venture, we are pleased to partner with a very strong partner, 4C Controls”

According to Mr. Jean-Robert Martin, Chairman of the Board of 4C Controls, the space centre will form a link in a global network of three ground stations spread across the Middle East, Africa and Latin America to collect satellite data and provide telemetry, tracking and control (TT&C). “Given the fact that the security industry worldwide is shifting towards more integrated security solutions, we are focusing on technology as the key driver of growth,” he said. “In the wake of increasing security threats and global terrorism, safety and security are more critical than ever before to governments, military, individuals, commercial and residential sectors. Our aim is to achieve global superiority through cutting edge technology and industrial development, offering diverse and integrated security and surveillance solutions’’, he added.

Gulf Satellite Programme
The proposed multi-utility Space Centre, will host a ground station – Direct Receiving Station (DRS) - with facilities to acquire, process, analyze and distribute high resolution data in real time from optical and synthetic aperture radar (SAR) earth observation satellites across an area of interest (AOI) ranging from latitude

43°S to 43°N. The data will be acquired under the company’s Gulf Satellites Programme, an earth observation system (EOS) consisting of four high resolution SAR satellites (GULF SAR 1, 2, 3 & 4) and two high resolution optical satellites.

Alliance with e-Geos S.P.A and other leading global operators
The DRS plans to receive and distribute in real-time the COSMO-SkyMed satellite SAR data acquired in its visibility range. The COSMO-SkyMed system involves a constellation of four satellites equipped with RADAR sensors designed to operate under any weather conditions in any type of visibility and with very short revisiting time.  Three of the COSMO-SkyMed satellites are in orbit and the fourth is expected to be launched in 2010.  The 4C GEOC will have access to all COSMO-SkyMed images through an exclusive distribution agreement that 4C and e-GEOS S.p.A., which grants exclusive satellite image distribution rights to 4C to certain countries in the Middle East and North Africa, including the UAE.

Space Academy

The 4C GEOC programme will also create a new generation of skilled space engineers and technicians specialized in one of the world’s most advanced satellite technologies. The proposed ground station complex includes a facility for training regional customers in the latest high resolution earth observation applications, with a special focus on SAR.

In addition, it will host a space engineering academy with classrooms, laboratories for hands-on experience in software (especially image processing), telecommunications and electronics. The academy will offer university level space engineering courses conducted in cooperation with Politecnico Di Torino, one of Europe’s most distinguished science and technology institutes.

There are also plans to include a conference centre for hosting special events and annual conventions related to earth observation technologies.

ENDS

About Hydra Trading:
Hydra Trading, a subsidiary of the PAL Group and a part of the Royal Group of Companies, is one of the largest investment companies in the Middle East and Africa. The company was primarily focused on supplying security and armaments’ equipment to both civilian and military sectors. A strong engineering team from over 15 different countries,  a significant focus and spending on research and development along with strategic partnerships and distribution rights with various world-class defence contractors makes Hydra Trading the leading developer of high technology solutions and service provider to the regions defense industry. The company has been diversifying lately and has expanded its portfolio to include technology, construction, infrastructure and alternative energy.

About 4C Controls Inc.
4C Controls is an international Company which provides global high technology integrated security solutions facilitating real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company's primary focus is on electronic surveillance / access control markets, biometric, radio frequency identification (RFID), real-time locating systems (RTLS) and closed-circuit television (CCTV), high resolution low equatorial synthetic aperture radar (SAR) satellites, satellite design, manufacturing and operation, satellite images and processing analysis and distribution, ground high performance radars for intrusion detection, and data protection.  For more information see www.4Ccontrols.com

About Cosmo-Sky Med
COSMO-SkyMed is an earth observation satellite system conducted by the Italian Space Agency (ASI) for both military and civilian uses. Its low earth orbit satellites are equipped with multi-mode radar sensors that provide high resolution real-time imagery with a ground sampling distance (GSD) of up to 1m. Designed to operate day and night under any weather conditions in any type of visibility and with very short revisiting time, the SAR payload functions in the X-band, covering a 600km region to the right or left of the satellite’s ground path. Three of the satellites are in orbit and the fourth is expected to be launched in 2010.